THIRD AMENDMENT TO REVOLVING LOAN AGREEMENT


         THIS THIRD AMENDMENT TO REVOLVING LOAN AGREEMENT (this "Agreement") is made as of May 29, 1996, by and between EXPRESS SCRIPTS, INC., a Delaware Corporation ("Borrower"), and MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION ("Bank").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a certain Revolving Loan Agreement executed by Borrower in favor of Bank on May 21, 1993, as amended by the certain Amendment to Revolving Loan Agreement dated as of May 31, 1994 and by the certain Second Amendment to Revolving Loan Agreement dated as of May 30, 1995 (as amended, the "Loan Agreement"), Borrower executed a certain Promissory Note payable to Bank dated May 30, 1995, in the original principal amount of $25,000,000.00 (the "Note"); and

         WHEREAS, Borrower desires to further amend the terms of the Loan Agreement in the manner set forth herein and Bank is willing to agree to said amendment on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

     1. The definition of "Note" in Section 1.1(L) of the Loan Agreement is deleted in its entirety and substituted with the following:

     "(L) "NOTE": the Promissory Note dated May 29, 1996, in the principal amount of $25,000,000.00, executed and delivered by Borrower to Bank in evidence of the Credit (as defined in Section 2.1)."

Borrower shall execute a Promissory Note dated May 29, 1996, which shall have a maturity date of May 28, 1997, and which shall be subject to the payment terms described therein.

     2. The definition of "Termination Date" in Section 1.1(N) of the Loan Agreement is deleted in its entirety and substituted with the following:

     "(N) TERMINATION DATE": May 28, 1997, or such later date to which it may be extended pursuant to Section 7.12."

     3. Section 2.1(A)(ii) of the Addendum to Loan Agreement (Financial Covenants) dated as of May 21, 1993, is deleted in its entirety and substituted with the following:

      "(ii) Consolidated Tangible Net Worth in the amount of at least
       $100,000,000.00 on a quarterly basis; and"

    4. The Loan Agreement is, and shall remain, the binding obligation of Borrower, and all of the provisions, terms, stipulations, conditions, covenants and powers contained therein shall stand and remain in full force and effect, except only as the same are herein and hereby expressly and specifically varied or amended, and the same are hereby ratified and confirmed, and Bank reserves unto itself all rights and privileges granted thereunder.

    5. Borrower hereby reaffirms all representations, warranties, covenants and agreements recited in the Loan Agreement as of the date hereof, and the same are hereby adopted as representations, warranties, covenants and agreements of Borrower herein. Borrower further represents and warrants that it is not in default under any of its obligations under the Loan Agreement and that it has full power and authority to execute and deliver this Amendment, and that the execution and delivery hereof has been duly authorized, and that all necessary and proper acts have been performed or taken.

    6. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO
FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND BANK FROM
MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS BORROWER AND BANK REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN BORROWER AND BANK, EXCEPT AS BORROWER AND BANK MAY LATER AGREE IN WRITING TO MODIFY IT.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                       BORROWER:

                                       EXPRESS SCRIPTS, INC.

                                       By:  KURT D. BLUMENTHAL
                                       Title: Vice President of Finance

                                       BANK:

                                       MERCANTILE BANK OF ST. LOUIS
                                       NATIONAL ASSOCIATION

                                       By: MARY ANN LEMONDS
                                       Title:  Vice President

                                 PROMISSORY NOTE


$25,000,000.00                                              Date:  May 29, 1996


         FOR THE VALUE RECEIVED, the undersigned, EXPRESS SCRIPTS, INC., a Delaware corporation ("Borrower") hereby unconditionally promises to pay, to the order of MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION ("Bank") on May 28, 1997, the principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by Bank to borrower and evidenced by this Promissory Note ("Note"). The aggregate principal amount which Bank shall be committed to have outstanding hereunder at any one time shall not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part. The initial advance, all subsequent advances and all payments made on account of principal may be endorsed by the holder hereof in its records or, at its option, on a schedule attached to this Note, which in the absence of manifest error shall be evidence of the principal owing and unpaid on this Note.

         Borrower further promises to pay to the order of Bank interest on the principal amount of each advance from time to time outstanding hereunder, at a rate per annum equal to any of the following options which Borrower, at its option, shall select at the time of each advance hereunder: (a) the interest rate announced from time to time by Bank as its "prime rate" on commercial loans (which rate shall fluctuate as and when said prime rate shall change) (the "Prime Rate Option "); (b) the rate equal to .50% in excess of the rate announced from time to time by Bank as its Cost of Funds Rate (which rate shall fluctuate as and when said Cost of Funds Rate shall change)(the "Cost of Funds Option"); or (c) a fixed rate equal to .50% in excess of the rate at which dollar deposits in immediately available funds are offered or available to Bank in the London Interbank Market for Eurodollars, for interest periods of 30, 60, 90 or 180 days (the "LIBOR Option").

         After maturity, interest shall be payable on demand on the outstanding principal balance at a rate equal to 2% per annum in excess of the otherwise payable rate. In addition, if Borrower fails to make any payment of any principal or interest on this Note when due, Borrower promises to pay to the order of Bank on demand a late fee in an amount not to exceed the greater of $15.00 or 5% of each late payment. All payments received by Bank shall be applied first to the payment of billed/due and unpaid late fees and the costs and expenses hereinafter described, next to billed/due and unpaid interest hereon, and the remainder to principal. Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed.

         All required payments shall be made in immediately available funds in lawful money of the United States of America at the office of Bank situated at One Mercantile Center, 7th and Washington Streets, St. Louis, Missouri 63101-1643, or at such other place as the holder may designate in writing. The acceptance by the holder hereof of any principal or interest due after the date it is due as described above shall not be held to establish a custom or waive any rights of the holder to enforce prompt payment of any other principal or interest payments or otherwise.

         Bank may record the date and amount of all loans and all payments hereunder in the records it maintains. Bank's books and records showing the account between Bank and Borrower shall be conclusive evidence of the outstanding amounts under this Note in the absence of manifest error.

         This Note is referred to in that certain Revolving Loan Agreement dated as of May 21, 1993, as amended, by and between Borrower and Bank to which reference is made for a statement of additional terms and conditions, including acceleration, which may affect this Note.

         Borrower has the right to prepay any advances made under either the Prime Rate Option, the Cost of Funds Option, or the LIBOR Option of this Note in whole or in part at any time without penalty or premium, provided: (1) all billed/due and unpaid interest shall accompany such prepayment; (2) there is not a default under any of the terms of this Note at the time of prepayment; and (3) all prepayments shall be credited and applied to the installments of principal in inverse order of their stated maturity. In addition, for all prepayments of advances made under the LIBOR Option prior to the expiration of an interest period, if the current LIBOR rate is less than the LIBOR rate applicable to the prepaid LIBOR advance, Borrower shall also pay to Bank a prepayment premium equal to the sum of (1) the amount of principal of each LIBOR advance so prepaid, each respectively multiplied by (2) a rate per annum equal to the difference between the rate of interest applicable to the prepaid LIBOR advance and the current LIBOR rate applicable to the remaining interest period. All determinations, estimates, assumptions, allocations and like required for the determination of such prepayment premiums shall be made by Bank in good faith and Bank's determination shall be final, binding and conclusive upon Borrower.

         Borrower agrees to pay to Bank, upon demand by Bank, all reasonable costs, charges and expenses (including, without limitation the reasonable fees and expenses of any attorney [including but not limited to, any attorney employed by Bank or any affiliate of Bank] retained by Bank) incurred by Bank in connection with (a) the collection or enforcement of Borrower's liabilities and obligations under this Note, (b) the collection and enforcement of Bank's right in and to any Collateral (hereinafter defined), and/or (c) any litigation, contest, dispute or other proceeding (whether instituted by Bank, Borrower or any other person or entity) in any way relating to Borrower's liabilities and obligations hereunder and/or to the "Collateral". Borrower's obligations, as aforesaid, shall survive payment of this Note. For purposes of this Note, the term "affiliate of Bank" shall mean any entity which controls, is controlled by or is under common control with Bank, including, without limitation, Mercantile Bancorporation Inc. ("MBI") and any banking or non-banking subsidiary of MBI.

         Presentment, demand for payment, protest and notice of dishonor and of protest are hereby severally waived by all parties hereto, whether as maker, endorser or guarantor to Bank.

         The liabilities and obligations of Borrower under this Note shall be secured by (a) any and all balances, credits, deposits or monies of or in the name of Borrower now or hereafter maintained with, and any and all other property of or in name of Borrower now or hereafter in the possession of Bank, and (b) any and all of Bank's security interests, liens or encumbrances heretofore, now and/or from time to time hereafter granted by Borrower and/or endorser or guarantor to Bank (collectively the "Collateral"). In addition to and not in limitation of all rights of offset that Bank may have under applicable law, Bank shall have the right to appropriate and apply to the payment of this Note any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with Bank or other holder.

         If any of the following events ("Events of Default") shall occur: (a) the Borrower fails to make any payment on this Note when the same shall become due and payable, whether under the terms of this Note or under any agreement, instrument or document heretofore, now or at any time or times hereafter delivered to Bank by Borrower; (b) a default or an event of default under any agreement, instrument or document heretofore now or at any time or times hereafter delivered to Bank by Borrower which is not cured within the time, if any specified therefore in such agreement, instrument or document, then, and in each such event, Bank or the holder of this Note may, at its option, declare the entire outstanding principal amount of and all billed/due and unpaid interest on this Note and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon all of the unpaid principal amount, billed/due and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and Bank or holder may exercise any and all other rights and remedies which it may have under this Note or any other agreement, document or instrument evidencing, securing or guaranteeing the payment of this Note or under applicable law.

         ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND BANK FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

       This Note shall be governed by and construed in accordance with the laws of the State of Missouri.

                                       BORROWER:

                                       EXPRESS SCRIPTS, INC.

                                       By:  KURT D. BLUMENTHAL
                                       Title:  Vice President of Finance
                                       Address:  14000 Riverport Drive
                                                 Maryland Heights, MO 63043